As filed with the Securities and Exchange Commission on July 15, 2008
Registration No. 333-135114

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Popular, Inc.
(Exact name of registrant as specified in its charter)

Puerto Rico (State or other jurisdiction of incorporation or organization)	66-0416582 (I.R.S. Employer Identification No.)
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 765-9800
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jorge A. Junquera
Popular, Inc.
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 765-9800
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Copy to:
Brunilda Santos de Alvarez, Esq.
Popular, Inc.
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(787) 765-9800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
PAYMENT OF ADDITIONAL REGISTRATION FEES
This Post-Effective Amendment No. 1 is being filed for the sole purpose of paying a filing fee of $ 1,174.00 relating to the filing fee corresponding to 5,000,000 shares of the Registrant’s Common Stock (including attached rights to purchase Series A Participating Preferred Stock) offered pursuant to the Registrant’s existing Dividend Reinvestment and Stock Purchase Plan. The filing fee has been computed pursuant to Rules 457(c) and 457(r) on the basis of the average of the reported low and high prices for the Registrant’s Common Stock on July 11, 2008. The amended Calculation of Registration Fee Table is set forth below.
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	aggregate	aggregate	Amount of
to be registered	be registered	price per unit	offering price	registration fee
Common Stock, $6.00 par value per share (including attached rights to purchase Series A Participating Preferred Stock)(2)	(1)	(1)	(1)	(1)

(1)	An indeterminate aggregate initial offering price or number of the securities is being registered as may from time to time be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r) the Registrant is deferring payment of the registration fee, except for (1) $1,642.08 that was previously paid with respect to securities registered pursuant to Registration Statement No. 333-91580, (2) $4,482.63 previously paid in connection with this Registration Statement and (3) $1,174.00 paid in connection with this Post-Effective Amendment No. 1 to the Registration Statement.

(2)	There is one Preferred Right issued with each share of common stock as described under “Stockholder Protection Rights Agreement”.

Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and then offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico, on the 15th day of July, 2008.

POPULAR, INC. (Registrant)
By:	/s/ Richard Barrios
Name:	Richard Barrios
Title:	Senior Vice President and Treasurer

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard L. Carrión* Richard L. Carrión	Chairman of the Board, President and Chief Executive Officer	July 15, 2008

/s/ Juan J. Bermúdez* Juan J. Bermúdez	Director	July 15, 2008

/s/ María Luisa Ferré* María Luisa Ferré	Director	July 15, 2008

Michael J. Masin	Director	July 15, 2008

/s/ Manuel Morales, Jr.* Manuel Morales, Jr.	Director	July 15, 2008

/s/ Francisco M. Rexach, Jr.* Francisco M. Rexach, Jr.	Director	July 15, 2008

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Signature		Title	Date
/s/ Frederic V. Salerno* Frederic V. Salerno		Director	July 15, 2008

/s/ William J. Teuber, Jr.* William J. Teuber, Jr.		Director	July 15, 2008

/s/ José R. Vizcarrondo* José R. Vizcarrondo		Director	July 15, 2008

/s/ Jorge A. Junquera* Jorge A. Junquera		Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 15, 2008

/s/ Ileana González* Ileana González		Senior Vice President and Comptroller (Principal Accounting Officer)	July 15, 2008

*By:	/s/ Richard Barrios Richard Barrios, Attorney in Fact

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